Exhibit (n)(2)
June 26, 2024
The Board of Directors and Stockholders of New Mountain Finance Corporation
1633 Broadway,
48th Floor
New York, NY, 10019
We are aware that our report dated May 1, 2024, on our review of interim financial information of New Mountain Finance Corporation appearing in New Mountain Finance Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, is incorporated by reference in this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
New York, New York